                                                                    EXHIBIT 5(a)
                         INVESTMENT ADVISORY AGREEMENT


     THIS INVESTMENT ADVISORY AGREEMENT dated as of October 31, 1996, by and between THE EXPLORER INSTITUTIONAL ACTIVE CORE FUND (the "Fund"), on behalf of its sub-trust THE EXPLORER INSTITUTIONAL TRUST, a Massachusetts business trust (the "Trust"), and VAN KAMPEN AMERICAN CAPITAL MANAGEMENT, INC. (the "Adviser"), a Delaware corporation.

     1. (a) Retention of Adviser by Fund. The Fund hereby employs the Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Fund in accordance with the Fund's investment objective and policies and limitations, and to administer its affairs to the extent requested by, and subject to the review and supervision of, the Board of Trustees of the Fund for the period and upon the terms herein set forth. The investment of funds shall be subject to all applicable restrictions of applicable law and of the Declaration of Trust and By-Laws of the Trust, and resolutions of the Board of Trustees of the Fund as may from time to time be in force and delivered or made available to the Adviser.

        (b) Adviser's Acceptance of Employment. The Adviser accepts such employment and agrees during such period to render such services, to supply investment research and portfolio management (including without limitation the selection of securities for the Fund to purchase, hold or sell and the selection of brokers through whom the Fund's portfolio transactions are executed, in accordance with the policies adopted by the Fund and its Board of Trustees), to administer the business affairs of the Fund, to furnish offices and necessary facilities and equipment to the Fund, to provide administrative services for the Fund, to render periodic reports to the Board of Trustees of the Fund, and to permit any of its officers or employees to serve without compensation as trustees or officers of the Fund if elected to such positions.

        (c) Independent Contractor. The Adviser shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

        (d) Non-Exclusive Agreement. The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

     2. (a) Fee. For the services and facilities described in Section 1, the Fund will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee equal to a percentage of the average daily net assets of the Fund as follows:

                    AVERAGE DAILY
                    NET ASSETS                  % PER ANNUM
                    -------------               ------------

                    Up to one billion dollars      0.30%
                    Thereafter                     0.25%

        (b) Expense Limitation. The Adviser's compensation for any fiscal year of the Fund shall be reduced by the amount, if any, by which the Fund's expense for such fiscal year exceeds the most restrictive applicable expense limitation in any jurisdiction in which the Fund's shares are qualified for offer and sale, as such limitations set forth in the most recent notice thereof furnished by the Adviser to the Fund. For purposes of this paragraph there shall be excluded from computation of the Fund's expenses any amount borne directly or indirectly by the Fund which is permitted to be excluded from the computation of such limitation by such statute or regulatory authority. If for any month expenses of the Fund properly included in such calculation exceed 1/12 of the amount permitted annually by the most restrictive applicable expense limitation, the payment to the Adviser for that month shall be reduced, and, if necessary, the Adviser shall make a refund payment to the Fund, so that the total net expense for the month will not exceed 1/12 of such amount. As of the end of the Fund's fiscal year, however, the computations and payments shall be readjusted so that the aggregate compensation payable to the Adviser for the year is equal to the fee set forth in subsection (a) of this Section 2, diminished to the extent necessary so that the expenses for the year do not exceed those permitted by the applicable expense limitation.

     In addition to the expense limitation described above, during the term of this Agreement, the Adviser may determine to waive or reimburse to the Fund all or a portion of its fees, in order to insure that the total expenses of the Fund, exclusive of extraordinary costs or expenses such as legal, accounting or other costs of expenses not incurred in the course of the Fund's ongoing operations, and expenditures which are capitalized in accordance with generally accepted accounting principles, but including fees paid to the Adviser pursuant to subsection 2(a) above, shall not exceed such expense limitation as may be set forth in the Fund's prospectus from time to time. Interest, taxes, Brokers' commissions and other charges relating to the purchase and sale of securities are not regarded as expenses for this purpose. The Fund agrees that any waiver or reimbursement to the Fund by the Adviser pursuant to this paragraph shall be deemed a contingent liability of the Fund which shall be subject to potential reimbursement by the Fund to the Adviser, provided the Fund's assets reach a sufficient size to permit such reimbursement to be made without causing the annual expense ratio of the Fund to exceed the applicable expense limitation set forth in the Fund's prospectus from time to time, or such lower amount as may be imposed by any state expense limitation to which the Fund is subject, and provided such reimbursement is made within four (4) years of recognition of the contingent liability by the Fund.

     (c) Determination of Net Asset Value. The net asset value of the Fund shall be calculated as of the close of the New York Stock Exchange on each day the Exchange is open for trading or such other time or times as the trustees may determine in accordance with the provisions of applicable law and of the Declaration of Trust and By-Laws of the Trust, and resolutions of the Board of Trustees of the Fund as from time to time in force. For the purpose of the foregoing computations, on each such day when net asset value is not calculated, the net asset value of a share of beneficial interest of the Fund shall be deemed to be the net asset value of such share as of the close of business of the last day on which such calculation was made.

     (d) Proration. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Adviser's fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

     3. Expenses. In addition to the fee of the Adviser, the Fund shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Fund's securities or other property, for keeping its books of account, for any other charges of the custodian and for calculating the net asset value of the Fund as provided above. The Adviser shall not be required to pay, and the Fund shall assume and pay, the charges and expenses of its operations, including compensation of the trustees (other than those who are interested persons of the Adviser and other than those who are interested persons of the distributor of the Fund but not of the Adviser, if the distributor has agreed to pay such compensation), charges and expenses of independent accountants, of legal counsel and of any transfer or dividend disbursing agent, costs of acquiring and disposing of portfolio securities, interest (if any) on obligations incurred by the Fund, costs of share certificates, membership dues in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, costs of registering shares of the Fund under the federal securities laws, miscellaneous expenses and all taxes and fees to federal, state or other governmental agencies on account of the registration of securities issued by the Fund, filing of corporate documents or otherwise. The Fund shall not pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Adviser without first obtaining the written approval of the Adviser. The Adviser shall arrange, if desired by the Fund, for officers or employees of the Adviser to serve, without compensation from the Fund, as trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

     4. Interested Persons. Subject to applicable statutes and regulations, it is understood that trustees, officers, shareholders and agents of the Fund are or may be interested in the Adviser as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Adviser may be interest in the Fund as trustees, officers, shareholders, agents or otherwise.

     5. Liability. The Adviser shall not be liable for any error of judgment or of law, or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     6. (a) Term. This Agreement shall become effective on the date hereof and shall remain in full force until the second anniversary of the date hereof unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved as least annually in the manner required by the Investment Company Act of 1940, as amended.

          (b)  Termination.   This Agreement shall automatically terminate in
the event of its assignment. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by the Adviser on sixty (60) days written notice to the other party. The Fund may effect termination by action of the Board of Trustees or by vote of a majority of the outstanding shares of stock of the Fund, accompanied by appropriate notice. This Agreement may be terminated at any time without the payment of any penalty and without advance notice by the Board of Trustees or by vote of a majority of the outstanding shares of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein.

          (c) Payment upon Termination. Termination of this Agreement shall not affect the right of the Adviser to receive payment on any unpaid balance of the compensation described in Section 2 earned prior to such termination.

     7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     8. Notices. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     9. Disclaimer. The Adviser acknowledges and agrees that, as provided in the Declaration of Trust of the Trust, the shareholders, trustees, officers, employees and other agents of the Trust and the Fund shall not personally be bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

     10.  Use of the Name "Explorer Institutional".   Van Kampen Merritt Inc.
("Van Kampen") has consented to the use by the Trust of the identifying word or name "Explorer Institutional" in the name of the Trust and its Sub-trusts. Such consent is conditioned upon the employment of Van Kampen, its successors or any affiliate thereof, as investment advisor and distributor of the Trust
and each of its Sub-trusts.   As between the Trust and itself, Van Kampen
controls the use of the name of the Trust insofar as such name contains "Explorer Institutional". The name or identifying word "Explorer Institutional" may be used from time to time in other connections and for other purposes by Van Kampen or affiliated entities. Van Kampen may require the Trust to cease using "Explorer Institutional" in the name of the Trust if the Trust ceases to employ, for any reason, Van Kampen, an affiliate, or any successor as investment advisor and distributor of the Trust and each of its Sub-trusts.

     IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year first above written.


                      VAN KAMPEN AMERICAN CAPITAL MANAGEMENT, INC.



                      By: /s/ Dennis J. McDonnell
                          ----------------------------------------------
                               Dennis J. McDonnell, President


                      THE EXPLORER INSTITUTIONAL TRUST, on behalf of its sub-trust
                      THE EXPLORER INSTITUTIONAL ACTIVE CORE FUND


                      By: /s/ Dennis J. McDonnell
                          ----------------------------------------------
                               Dennis J. McDonnell, President